Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Amendment No. 1 to
Preliminary Pricing Supplement No. 96
dated October 9, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES
Senior Notes

Pricing Sheet – October 12, 2006

Outperformance Securities due October 20, 2007
Based on the Performance of the Intrinsic Value Basket as of October 9, 2006
and on the Relative Performance of the Intrinsic Value Basket
and the S&P 500 Total Return Index

Issue Price	:	$10 (100%) per Security

Aggregate Principal Amount	:	$16,000,000

Basket Stocks and Share Ratios	:	See table beginning on page 2 below.

Basket Setting Date	:	October 9, 2006

Pricing Date	:	October 12, 2006

Original Issue Date (Settlement Date)	:	October 19, 2006

Determination Dates	:	The first three Index Business Days beginning on and immediately following October 15, 2007 on which no Market Disruption Event shall have occurred.

Short Index Multiplier	:	0.004780835

Early Redemption Trigger Amount	:	$5

Listing	:	None

CUSIP	:	61747S694

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$0.20 per Security (includes a $0.05 underwriting fee)

Golden West Financial Corp (GDW) has been removed from the Intrinsic Value Basket. GDW was subject to a cash/stock acquisition completed on October 2, 2006. The basket now contains 96 stocks and will not change over the terms of the Securities, except in limited circumstances relating to corporate events affecting the Basket Stocks.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500®”, “S&P 500 Index®” and “S&P 500 Total Return Index®” are trademarks of Standard and Poor’s Corporation and have been licensed for use by Morgan Stanley. The Outperformance Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Outperformance Securities.

Amendment No. 1 to Preliminary Pricing Supplement No. 96 dated October 9, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

					Percentage	Initial
Issuer of	Trading				of Initial Long	Price of Basket
Basket Stock	Symbol	SEC File No.	Exchange	Sector	Basket Value	Stock	Share Ratio

ACE Limited	ACE	001-11778	NYSE	Finance	1.0417%	$57.57	0.001809391
Aetna Inc.	AET	001-16095	NYSE	Health Services	1.0417%	$40.22	0.002589922
Aflac Incorporated	AFL	001-07434	NYSE	Finance	1.0417%	$45.39	0.002294925
The Allstate Corporation	ALL	001-11840	NYSE	Finance	1.0417%	$62.70	0.001661350
AmerisourceBergen Corporation	ABC	001-16671	NYSE	Distribution Services	1.0417%	$46.17	0.002256155
AmSouth Bancorporation	ASO	001-07476	NYSE	Finance	1.0417%	$30.07	0.003464139
Anadarko Petroleum Corporation	APC	001-08968	NYSE	Energy Minerals	1.0417%	$43.90	0.002372817
Apache Corporation	APA	001-04300	NYSE	Energy Minerals	1.0417%	$64.10	0.001625065
Apollo Group, Inc.	APOL	000-25232	NASDAQ	Consumer Services	1.0417%	$50.80	0.002050525
AutoZone, Inc.	AZO	001-10714	NYSE	Retail Trade	1.0417%	$109.54	0.000950946
Baker Hughes Incorporated	BHI	001-09397	NYSE	Industrial Services	1.0417%	$68.90	0.001511853
Ball Corporation	BLL	001-07349	NYSE	Process Industries	1.0417%	$42.47	0.002452712
Bank of America Corporation	BAC	001-06523	NYSE	Finance	1.0417%	$54.26	0.001919769
Barr Pharmaceuticals, Inc.	BRL	001-09860	NYSE	Health Technology	1.0417%	$50.60	0.002058630
BB&T Corporation	BBT	001-10853	NYSE	Finance	1.0417%	$44.09	0.002362592
Biomet, Inc.	BMET	001-15601	NASDAQ	Health Technology	1.0417%	$33.67	0.003093753
BJ Services Company	BJS	001-10570	NYSE	Industrial Services	1.0417%	$28.98	0.003594433
The Black & Decker Corporation	BDK	001-01553	NYSE	Consumer Durables	1.0417%	$84.29	0.001235813
Boston Scientific Corporation	BSX	001-11083	NYSE	Health Technology	1.0417%	$15.43	0.006750918
Chesapeake Energy Corporation	CHK	001-13726	NYSE	Energy Minerals	1.0417%	$29.65	0.003513210
Chevron Corporation	CVX	001-00368	NYSE	Energy Minerals	1.0417%	$64.02	0.001627096
The Chubb Corporation	CB	001-08661	NYSE	Finance	1.0417%	$53.18	0.001958756
ConocoPhillips	COP	001-32395	NYSE	Energy Minerals	1.0417%	$58.81	0.001771241
CONSOL Energy Inc.	CNX	001-14901	NYSE	Energy Minerals	1.0417%	$33.68	0.003092835
Constellation Brands, Inc.	STZ	001-08495	NYSE	Consumer Non-Durables	1.0417%	$27.68	0.003763247
Constellation Energy Group, Inc.	CEG	000-25931	NYSE	Utilities	1.0417%	$59.92	0.001738429
Countrywide Financial Corporation	CFC	001-12331-01	NYSE	Finance	1.0417%	$36.43	0.002859365
Coventry Health Care, Inc.	CVH	001-16477	NYSE	Health Services	1.0417%	$49.31	0.002112486
Devon Energy Corporation	DVN	001-32318	NYSE	Energy Minerals	1.0417%	$63.55	0.001639129
Dominion Resources, Inc.	D	001-08489	NYSE	Utilities	1.0417%	$77.76	0.001339592
The Dow Chemical Company	DOW	001-03433	NYSE	Process Industries	1.0417%	$39.35	0.002647183
Embarq Corporation	EQ	001-32732	NYSE	Communications	1.0417%	$49.10	0.002121521
Entergy Corporation	ETR	001-11299	NYSE	Utilities	1.0417%	$81.39	0.001279846
Exelon Corporation	EXC	001-16169	NYSE	Utilities	1.0417%	$60.42	0.001724043
Express Scripts, Inc.	ESRX	000-20199	NASDAQ	Health Services	1.0417%	$70.81	0.001471073
Federal Home Loan Mortgage Corporation	FRE	028-03433	NYSE	Finance	1.0417%	$68.75	0.001515152
Fifth Third Bancorp	FITB	000-08076	NASDAQ	Finance	1.0417%	$38.80	0.002684708
First Data Corporation	FDC	001-11073	NYSE	Technology Services	1.0417%	$22.57	0.004615271
First Horizon National Corporation	FHN	001-15185	NYSE	Finance	1.0417%	$38.96	0.002673682
Fisher Scientific International Inc.	FSH	001-10920	NYSE	Health Technology	1.0417%	$80.90	0.001287598
Freeport-McMoRan Copper & Gold Inc.	FCX	001-09916	NYSE	Non-Energy Minerals	1.0417%	$55.00	0.001893939
Gannett Co., Inc.	GCI	001-06961	NYSE	Consumer Services	1.0417%	$57.07	0.001825244
H&R Block, Inc.	HRB	001-06089	NYSE	Consumer Services	1.0417%	$22.02	0.004730548
Halliburton Company	HAL	001-03492	NYSE	Industrial Services	1.0417%	$27.75	0.003753754
HCA Inc.	HCA	001-11239	NYSE	Health Services	1.0417%	$50.30	0.002070908
Health Management Associates, Inc.	HMA	001-11141	NYSE	Health Services	1.0417%	$20.92	0.004979286
Hess Corporation	HES	001-01204	NYSE	Energy Minerals	1.0417%	$40.36	0.002580938
Huntington Bancshares Incorporated	HBAN	000-02525	NASDAQ	Finance	1.0417%	$24.10	0.004322268
KB Home	KBH	001-09195	NYSE	Consumer Durables	1.0417%	$47.43	0.002196219
KeyCorp	KEY	001-11302	NYSE	Finance	1.0417%	$37.21	0.002799427
L-3 Communications Holdings, Inc.	LLL	001-14141	NYSE	Electronic Technology	1.0417%	$78.50	0.001326964
Lennar Corporation	LEN	001-11749	NYSE	Consumer Durables	1.0417%	$47.72	0.002182872
Lockheed Martin Corporation	LMT	001-11437	NYSE	Electronic Technology	1.0417%	$88.56	0.001176227
Marathon Oil Corporation	MRO	033-07065	NYSE	Energy Minerals	1.0417%	$80.29	0.001297380
Masco Corporation	MAS	001-05794	NYSE	Producer Manufacturing	1.0417%	$27.61	0.003772788
MedImmune, Inc.	MEDI	000-19131	NASDAQ	Health Technology	1.0417%	$31.15	0.003344034
Meredith Corporation	MDP	001-05128	NYSE	Consumer Services	1.0417%	$51.34	0.002028957
Murphy Oil Corporation	MUR	001-08590	NYSE	Energy Minerals	1.0417%	$49.45	0.002106505
Mylan Laboratories Inc.	MYL	001-09114	NYSE	Health Technology	1.0417%	$21.24	0.004904269
National City Corporation	NCC	000-07229	NYSE	Finance	1.0417%	$36.85	0.002826775
National Oilwell Varco, Inc.	NOV	001-12317	NYSE	Industrial Services	1.0417%	$55.71	0.001869802

					Percentage	Initial
Issuer of	Trading				of Initial Long	Price of Basket
Basket Stock	Symbol	SEC File No.	Exchange	Sector	Basket Value	Stock	Share Ratio

Navistar International Corporation	NAV	001-09618	NYSE	Producer Manufacturing	1.0417%	$28.09	0.003708319
NIKE, Inc.	NKE	001-10635	NYSE	Consumer Non-Durables	1.0417%	$89.81	0.001159856
Norfolk Southern Corporation	NSC	001-08339	NYSE	Transportation	1.0417%	$46.15	0.002257133
North Fork Bancorporation, Inc.	NFB	001-10458	NYSE	Finance	1.0417%	$29.21	0.003566130
Northrop Grumman Corporation	NOC	001-16411	NYSE	Electronic Technology	1.0417%	$69.18	0.001505734
Occidental Petroleum Corporation	OXY	001-09210	NYSE	Energy Minerals	1.0417%	$45.17	0.002306103
Patterson Companies, Inc.	PDCO	000-20572	NASDAQ	Distribution Services	1.0417%	$33.80	0.003081854
Prudential Financial, Inc.	PRU	001-16707	NYSE	Finance	1.0417%	$77.29	0.001347738
Quest Diagnostics Incorporated	DGX	001-12215	NYSE	Health Services	1.0417%	$48.70	0.002138946
Raytheon Company	RTN	001-13699	NYSE	Electronic Technology	1.0417%	$49.85	0.002089602
Regions Financial Corporation	RF	000-50831	NYSE	Finance	1.0417%	$38.00	0.002741228
Safeco Corporation	SAFC	001-06563	NASDAQ	Finance	1.0417%	$60.99	0.001707930
Schering-Plough Corporation	SGP	001-06571	NYSE	Health Technology	1.0417%	$22.35	0.004660701
Schlumberger N.V. (Schlumberger Limited)	SLB	001-04601	NYSE	Industrial Services	1.0417%	$57.83	0.001801257
SLM Corporation	SLM	001-13251	NYSE	Finance	1.0417%	$49.80	0.002091700
The Southern Company	SO	001-03526	NYSE	Utilities	1.0417%	$35.00	0.002976190
The St. Paul Travelers Companies, Inc.	STA	001-10898	NYSE	Finance	1.0417%	$48.05	0.002167881
Sunoco, Inc.	SUN	001-06841	NYSE	Energy Minerals	1.0417%	$64.91	0.001604786
SunTrust Banks, Inc.	STI	001-08918	NYSE	Finance	1.0417%	$78.82	0.001321577
Transocean Inc.	RIG	333-75899	NYSE	Industrial Services	1.0417%	$68.75	0.001515152
TXU Corp.	TXU	001-12833	NYSE	Utilities	1.0417%	$60.88	0.001711016
UnitedHealth Group Incorporated	UNH	001-10864	NYSE	Health Services	1.0417%	$49.62	0.002099288
UnumProvident Corporation	UNM	001-11839	NYSE	Finance	1.0417%	$19.88	0.005239772
Valero Energy Corporation	VLO	001-13175	NYSE	Energy Minerals	1.0417%	$52.17	0.001996678
Wachovia Corporation	WB	001-10000	NYSE	Finance	1.0417%	$56.50	0.001843658
Washington Mutual, Inc.	WM	001-14667	NYSE	Finance	1.0417%	$43.58	0.002390240
Watson Pharmaceuticals, Inc.	WPI	001-13305	NYSE	Health Technology	1.0417%	$25.92	0.004018776
Weatherford International Ltd.	WFT	001-31339	NYSE	Industrial Services	1.0417%	$41.50	0.002510040
WellPoint, Inc.	WLP	001-16751	NYSE	Health Services	1.0417%	$77.30	0.001347564
Wells Fargo & Company	WFC	001-02979	NYSE	Finance	1.0417%	$36.30	0.002869605
Wendy’s International, Inc.	WEN	001-08116	NYSE	Consumer Services	1.0417%	$35.11	0.002966866
Whirlpool Corporation	WHR	001-03932	NYSE	Consumer Durables	1.0417%	$88.88	0.001171992
XL Capital Ltd	XL	001-10804	NYSE	Finance	1.0417%	$71.70	0.001452813
XTO Energy Inc.	XTO	001-10662	NYSE	Energy Minerals	1.0417%	$42.28	0.002463734
Zimmer Holdings, Inc.	ZMH	001-16407	NYSE	Health Technology	1.0417%	$72.52	0.001436385

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